Exhibit (a)(1)(D)

KUSHCO HOLDINGS, INC.

Notice of Election to Participate in the Option Exchange Program

I hereby tender those of my Eligible Options specified below pursuant to the terms and conditions of the documents that make up the Option Exchange Program, including the Offer to Exchange (collectively, the “Tender Offer Documents”). In doing so, I represent and acknowledge to KushCo Holdings, Inc. as follows:

	The Eligible Options are tendered by me subject to the terms and conditions of the Tender Offer Documents, a copy of which I acknowledge having received and read, including, without limitation, Section 6 of the “Offer to Exchange,” which provides that KushCo Holdings, Inc. may terminate or amend the Exchange Offer and postpone its acceptance and cancellation of any and all Eligible Options tendered for exchange;

	I am the registered holder of the Eligible Options hereby tendered, I have the full power and authority to tender my Eligible Options and my name and other information appearing on this Notice of Election are true and correct;


Neither KushCo Holdings, Inc. nor its Board of Directors is making any recommendation as to whether or not I should participate in the Exchange Offer. Participation in the Exchange Offer carries risks and there is no guarantee that I will ultimately receive greater value from the Replacement Options if I elect to participate in the Exchange Offer than from my Eligible Options if I do not elect to participate. As a result, I must make my own decision regarding my participation in the Exchange Offer;

	KushCo Holdings, Inc.’s acceptance for exchange of stock options tendered pursuant to the Exchange Offer will constitute a binding agreement between KushCo Holdings, Inc. and me, upon the terms and subject to the conditions of the Tender Offer Documents;

	If my Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to such tendered Eligible Option(s) and any certificates, agreement or other documentation evidencing such stock Option award(s) shall be void and of no further effect;

	If my Eligible Options are accepted for exchange, I acknowledge that the Replacement Options I receive will be granted on the date after the Exchange Offer expires, and will be issued under, and subject to, the terms and conditions of the 2016 Plan;

	My participation in the Exchange Offer is completely voluntary and KushCo Holdings, Inc. has advised me to consult my own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise of participating in the Exchange Offer;

	Participation in the Exchange Offer will not confer upon me the right to remain employed by KushCo Holdings, Inc. Participation in the Exchange Offer will not alter or affect any terms or aspects of my employment relationship with KushCo Holdings, Inc. or any of its subsidiaries (other than to the extent that the Replacement Options replace the Eligible Options). The Replacement Options will not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.

Eligible Options to be included in the Option Exchange Program

Grant ID	Grant Agreement Date	Number of Eligible Option Shares	Exercise Price	Number of Options Re-granted
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$

By:

Name:
Date: _____________________________________

INSTRUCTIONS

KushCo Holdings, Inc. is making an offer (the “Exchange Offer”) to exchange certain outstanding stock options (“Eligible Options”) to purchase common stock, $0.001 par value, of KushCo Holdings, Inc. (“Common stock”), granted pursuant to the KushCo Holdings, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”), for new stock options (“Replacement Options”), subject to the terms and conditions set forth in the “Offer to Exchange,” dated July 31, 2020 (the “Offer to Exchange”).

1. To validly surrender Eligible Options for exchange, you must complete, sign and deliver this Notice of Election according to the instructions set forth on this Notice of Election. The deadline for receipt of this Notice of Election is no later than 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended). The latest dated Notice of Election properly completed, signed and delivered prior to 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended) will be binding over any previously delivered Notices of Election.
2. To elect to exchange some or all of your Eligible Options pursuant to the Exchange Offer, you must properly complete, sign and return a Notice of Election to Participate in the Option Exchange Program, the form of which will be provided to you by the Company via DocuSign (“DocuSign Delivery”). Please note that this is the Company’s preferred delivery method.
3. If you are unable to use such DocuSign Delivery, you may send your completed and signed Eligible Options pursuant to the Exchange Offer (the form of which will also be provided to you by the Company via electronic mail) to the following contact: optionexchange@kushco.com. Delivery of your properly completed and signed Notice of Election to Participate in the Option Exchange Program must be made by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail sent to the relevant contact (“Electronic Delivery”).
4. In order to be effective, the Company must receive your properly completed and signed Notice of Election, either via DocuSign Delivery or Electronic Delivery, before 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended).

5.  KushCo Holdings, Inc. intends to confirm receipt of this Notice of Election within four business days. If you have not received an e-mail confirmation within that time, we recommend that you confirm KushCo Holdings, Inc.’s receipt of this Notice of Election by contacting: optionexchange@kushco.com.

6. You should make a copy of this Notice of Election and retain it for your records.

7. Please see the “Offer to Exchange,” dated July 31, 2020, for more details.